EXHIBIT 21.1
Subsidiaries of the Company

State or Other
	Jurisdiction of	Other Name, If Any, That the Subsidiary
Name	Incorporation	Does Business Under

BowSteel Corporation	Delaware
BowSteel of Texas Corporation	Delaware
Claro Precision, Inc.	Canada
Earthline Technologies, Inc.	Ohio
ETCA G.P., L.L.C	Texas
ETCA L.P., Inc.	Delaware
Extrusion Technology Corporation of America	Ohio
Galt Alloys, Inc.	Ohio
NATI Gas Company	Ohio
New Century Metals, Inc.	Ohio
New Century Metals Southeast, Inc.	Delaware	New Century Metals and RTI LA
Pierce-Spafford Metals Company, Inc.	California
Reamet, S.A.	France
RMI Delaware, Inc.	Delaware
RMI Metals, Inc.	Utah	Micron Metals, Inc.
RMI Titanium Company	Ohio
RMI Titanium International, Inc.	Barbados
RTI Claro	Canada
RTI Commercial Products, Inc.	Ohio
RTI Energy Systems, Inc.	Ohio
RTI Europe Ltd.	United Kingdom
RTI Fabrications, L.P.	Texas
RTI Fabrication & Distribution, Inc.	Ohio
RTI France S.A.S	France
RTI International Metals Gmbh	Germany
RTI International Metals Limited	United Kingdom
RTI International Metals Srl	Italy
RTI St. Louis, Inc.	Missouri
Tradco, Inc.	Missouri
Weld-Tech Engineering Services, L.P.	Texas	RTI Energy Systems
Weld-Tech G.P., Inc.	Texas
Weld-Tech L.P., Inc.	Delaware